Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 29, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of Oberweis Emerging Growth Fund, Oberweis Micro-Cap Fund, Oberweis Small-Cap Fund (formerly known as Oberweis Mid-Cap Fund), Oberweis China Opportunities Fund, Oberweis International Opportunities Fund, and Oberweis Asia Opportunities Fund (six funds constituting The Oberweis Funds), which are also incorporated by reference into the Registered Statement. We also consent to the references to us under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/    PricewaterhouseCoopers

Chicago, IL

April 29, 2009